                                                                   EXHIBIT 10.12


                     WAREHOUSING SERVICE AGREEMENT


         THIS WAREHOUSING SERVICE AGREEMENT made this 28th day of April, 2000 by and between Brown Shoe Company, Inc., a New York corporation with its principal place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105, ("Brown Shoe"), and Weiss & Neuman Stores Company, a Missouri corporation with its principal place of business at 2815 Scott Avenue, St. Louis, Missouri 63103 ("Weiss & Neuman").

         WHEREAS, Weiss & Neuman is engaged in the business of selling footwear and accessories (and using supplies in its stores) (collectively, the "Merchandise") to consumers through a chain of retail shoe stores; and

         WHEREAS, as a part of this operation, Weiss & Neuman requires the use of a warehouse into which its Merchandise may be received from its manufacturers, distributors and other locations or agents, in which its Merchandise may be held in inventory and out of which its Merchandise may be shipped by it to its various retail stores (the "Warehouse Services");

         WHEREAS, Weiss & Neuman desires to contract with Brown Shoe for the performance by Brown shoe of the Warehouse Services; and

         WHEREAS, Brown Shoe desires to contract with Weiss & Neuman for the performance by it of the Warehouse Services.

         NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         Section 1. Brown Shoe shall provide to Weiss & Neuman the Warehouse Services upon the terms and conditions contained in this Agreement. The Warehouse Services shall be made up of tasks and activities, whereby Brown Shoe on behalf of Weiss & Neuman shall receive,





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warehouse, pick, pack and give to carriers for shipment the Merchandise. Exhibit
A attached hereto entitled Performance Standards is hereby made a part of this Agreement. The Warehouse Services shall be performed at Brown Shoe's Sikeston, Missouri warehouse (the "Warehouse"). A separate and discrete 57,887 square feet of this Warehouse shall be made available for use in storing the Merchandise as shown on Exhibit B attached hereto. In August, 2000 and February, 2001 and in each August and February thereafter during the life of this Agreement, the parties shall evaluate the need for additional or less space in order for Brown Shoe to adequately provide the Warehouse Services. At these times the parties shall discuss the amount of additional or less space needed and the amount of additional or less costs associated therewith. Beginning on September 1st and on March 1st adjustments to the monthly amount of Fixed Costs to be paid to Brown Shoe shall be made if required and as agreed upon by the parties. Brown Shoe shall use its best efforts to accommodate Weiss & Neuman in regard to additional space if needed, subject to its own current and future needs.

         Section 2. Weiss & Neuman shall pay Brown Shoe the following at the times indicated for the Warehouse Services:

                 (a) Start-Up Costs: The parties estimate that Brown Shoe's costs and expenses will be approximately $85,000 in preparing to perform the Warehouse Services. Weiss & Neuman shall pay Brown Shoe the total of these costs and expenses which may be more or less than the estimated amount of $85,000. Brown Shoe shall first obtain the approval of Weiss & Neuman if the total amount is to be in excess of $85,000. These costs and expenses shall include, but are not limited to, the procurement of various conveyor equipment and electrical equipment, building preparation, two new dock doors, any and all direct costs and expenses to Brown Shoe for all third party services and materials, and Brown Shoe's internal labor and other costs. Brown






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Shoe shall provide Weiss & Neuman with copies of invoices and statements in support of these Start-Up Costs. Payment of Start-Up Costs from time to time shall be made by Weiss & Neuman to Brown Shoe within thirty (30) days after receipt by Weiss & Neuman of a Brown Shoe invoice.

                 (b) Fixed Costs: $*** monthly to cover all of Brown Shoe's fixed costs in operating and maintaining the Warehouse and the equipment. These costs include prorated building, building repairs and maintenance, building insurance, taxes, telephone, utilities and housekeeping/spotter needed for performance of the Warehouse Services. The Fixed Costs amount shall be adjusted on May 1, 2001 and on each May 1st thereafter by increasing the then current amount by *** percent (***%). A payment of Fixed Costs shall be made on May 1, 2000 and on the first day of each month thereafter during the Initial Term and during a Renewal Term, if any, as hereinafter defined.

                 (c) Day-To-Day Handling Costs: These costs are payment for Brown Shoe's day-to-day handling of Merchandise from receipt at the Warehouse dock through delivery to Weiss & Neuman's carrier at the Warehouse dock. These costs are Brown Shoe's direct hourly labor costs, including an hourly rate determined for a non-hourly supervisor, plus ***% for fringe benefits, plus ***% as profit. These costs will be invoiced by Brown Shoe from time to time, but at least monthly, to Weiss & Neuman which shall make payment to Brown Shoe within thirty (30) days of the date of invoice.

                 (d) Direct Costs: These costs are reimbursement to Brown Shoe for the direct cost to it for shipping cartons, labels, supplies, replacement of any property purchased by Brown Shoe in preparation of start-up of Warehouse Services because of loss, damage, destruction or wear and tear, and any other similar direct costs reasonably incurred by Brown Shoe in providing


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]





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the Warehouse Services. These costs shall be invoiced by Brown Shoe from time to time, and Weiss & Neuman shall make payment to Brown Shoe within thirty (30) days of the date of invoice. Wherever practical, billings will be made directly to Weiss & Neuman by the supplier, and Weiss & Neuman will be responsible for payment to the supplier in accordance with the supplier's terms of payment.

                 (e) Special Tasks Costs: These costs are payment for Brown Shoe's performance of special tasks requested by Weiss & Neuman, such as shoe repair, price marking, taking physical inventory and any other special tasks performed by Brown Shoe at the request of Weiss & Neuman. These costs shall be based on Brown Shoe's actual base labor rates (including overtime rates where applicable), plus fringes, plus *** percent (***%) profit for time expended in performance of special tasks. These costs shall be invoiced by Brown Shoe from time to time, and Weiss & Neuman shall make payment to Brown Shoe within thirty
(30) days of the date of invoice.

                 (f) Any monies owed to Brown Shoe under this Agreement which are delinquent in payment shall accrue interest from the date payment was due until paid at the rate of ten percent (10%) per annum.

         Section 3. This Agreement shall commence upon its execution by both parties. Brown Shoe shall acquire and install at the Warehouse the required equipment and hardware and otherwise prepare for the start of performance of the Warehouse Services. Warehouse Services shall commence on May 1, 2000. This Agreement thereafter shall remain in effect through April 30, 2003 (the "Initial Term"). Thereafter, this Agreement shall automatically renew for a continuous series of one (1) year terms (each term a "Renewal Term") unless either party shall give written notice to the other party no later than six (6) months prior to the end of the Initial

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]




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Term or any Renewal Term of its wish for this Agreement to terminate at the end of the Initial Term or any Renewal Term.

         Section 4. Weiss & Neuman, at its cost, may perform physical inventories at the Warehouse. Brown Shoe shall have no liability to Weiss & Neuman for shrinkage of Merchandise other than that proven to have been misappropriated from inside the Warehouse by employees or agents employed by Brown Shoe or by other individuals outside of Brown Shoe's organization due to a lack of security on the part of Brown Shoe to prevent misappropriation, but only in cases where the security in place at the time of the misappropriation was less than the usual level of security inside the Warehouse.

         Section 5. Neither Brown Shoe nor any of its directors, officers, employees, servants, agents, successors or assigns (the "Brown Shoe Aggregate") shall have any liability, duty or obligation whatsoever or owe any defense, indemnification, hold harmless or contribution whatsoever to Weiss & Neuman or to any other person or entity for or on account of any costs, expenses, losses, claims, debts, obligations, demands, damages, liabilities, business interruption, lost profits, or revenue, indirect, special, incidental or consequential losses or damages, contingent liabilities, causes of action, suits (including attorneys' fees and expenses) in connection with any accident, illness, injury to or death of any person and/or damage to or loss or destruction of any property, tangible or intangible, including the property of Weiss & Neuman or of any other party, arising directly or indirectly out of the Warehouse Services or otherwise out of this Agreement and/or arising directly or indirectly out of any act or omission of Weiss & Neuman, Brown Shoe or any third party in connection with the Warehouse Services and/or this Agreement.

         Section 6. Weiss & Neuman does hereby agree to defend, indemnify and hold harmless the Brown Shoe Aggregate from and against any costs, expenses, losses, claims, debts,







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obligations, demands, damages, liabilities, business interruption, lost profits or revenue, indirect, special, incidental or consequential losses or damages, contingent liabilities, causes of action, suits (including attorneys' fees and expenses), for which they or any one of them may become liable or may incur or be compelled to pay in connection with any accident, illness, injury to, or death of any person and/or damage to or loss or destruction of any property, tangible or intangible, including property of the Brown Shoe Aggregate, of Weiss & Neuman and of any other party, arising directly or indirectly out of the Warehouse Services or otherwise out of this Agreement, and/or arising directly or indirectly out of any act or omission of Weiss & Neuman, Brown Shoe or any third party in connection with the Warehouse Services and/or this Agreement.

         Section 7. Weiss & Neuman, at its cost, shall maintain in full force and effect at all times while this Agreement is in effect all risk, personal property insurance for its property, including the Merchandise, waiving subrogation. The property insurance shall be for no less than the replacement cost of Weiss & Neuman's personal property at the Warehouse, with deductibles in amounts reasonably satisfactory to Brown Shoe and naming as additional insureds those indemnified in this Agreement. Weiss & Neuman, at its cost, shall also maintain in full force and effect at all times while this Agreement is in effect commercial general liability insurance on a per occurrence form, including broad form coverage for contractual liability, property damage, and personal injury liability (including bodily injury and death), waiving subrogation, with minimum limits of no less than one million dollars (US $1,000,000.00) per occurrence, with deductibles in amounts reasonably satisfactory to Brown Shoe, and naming as additional insureds those indemnified in this Agreement. Weiss & Neuman, at its cost, shall also maintain in full force and effect at all times while this Agreement is in effect workers' compensation coverage covering all of Weiss & Neuman employees who perform work or services under this Agreement, subject to





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statutory limits and employer's liability coverage with a minimum limit of
$500,000, waiving subrogation. All insurance shall be primary and not contributory. Weiss & Neuman shall deliver to Brown Shoe certificates of insurance evidencing satisfactory coverages and indicating that Brown Shoe shall receive thirty (30) days unrestricted prior written notice of cancellation, non-renewal or of any material change in coverages. Weiss & Neuman's insurance shall be carried by an insurer or insurers with a BEST Guide rating of B+ VII or better. Compliance herewith in no way limits Weiss & Neuman's indemnity obligations, except to the extent that Weiss & Neuman's insurance companies actually pay amounts which Weiss & Neuman would otherwise pay. Weiss & Neuman's insurance policies may be subject to reasonable deductibles.

         Section 8. No failure, omission, lack, delay, default or breach by the Brown Shoe Aggregate in the performance of any act, duty or obligation under this Agreement ("Nonperformance") caused by or attributable to any action, omission, reason, cause, event, circumstance, occurrence, contingency or force majeure actually or practicably beyond its reasonable control or the reasonable control of its vendors, suppliers or other third parties who are necessary to performance under this Agreement, whether foreseeable or unforeseeable, ("Nonperformance Rationale") shall be deemed a default or a breach by the Brown Shoe Aggregate under this Agreement or shall act or be allowed to penalize or make liable for damages the Brown Shoe Aggregate or entitle Weiss & Neuman to any form of monetary relief in any manner under this Agreement, with the exception of the payment to Brown Shoe of Fixed Costs pursuant to Section 2(b) above, the payment of which shall be suspended during the period of any Nonperformance by Nonperformance Rationale. Nonperformance Rationale for Nonperformance shall include, but shall not be limited to acts of God, accidents, war, riot, insurrection, rebellion, sabotage, acts of the public enemy, strikes, lockouts, labor disturbances, vandalism, fires,









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

explosions, epidemics, quarantines, embargoes, quotas, boycotts, excessive duties, unusual or excessive restraints affecting importing or exporting or shipping or credit, nonarrival or delay of carriers, floods, storms, earthquakes, natural disasters, short or reduced supply or excessive cost of suitable raw materials, failure or interruption of transportation or power or production facilities, assertion of infringement claims, any order or decree or law or regulation or restriction of any court or government or governmental agency or officer, or any other similar causes. In the case of Nonperformance by Nonperformance Rationale, the time for performance under this Agreement shall be suspended for a term equal to the duration of the Nonperformance Rationale.

         Section 9. (a) Ownership of and title to the following items procured by Brown Shoe through the use of Start-Up Costs or through other Costs under this Agreement shall reside in Weiss & Neuman at all times. If no monies are owing to Brown Shoe under this Agreement, by giving written notice to Brown Shoe within thirty (30) days following the completion of the Term or any earlier termination of this Agreement, Weiss & Neuman shall have the right to obtain possession of all or any of these items free and clear of any lien or security interest of Brown Shoe or any of Brown Shoe's creditors. These items shall be available to Weiss & Neuman on an "as is, where is" basis with all faults, defects, wear and tear and damage. Weiss & Neuman shall be responsible for all costs associated with the dismantling, crating, shipping and other items of handling and shall pay Brown Shoe for any such costs incurred or expended by Brown Shoe within thirty (30) days of the date of invoice. Any of these items not so designated by Weiss & Neuman for shipment to it according to the above shall be deemed abandoned by it and ownership and title to such items shall then reside in Brown Shoe. These items consist of the following:

                             (i) One (1) Pushbutton



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                           (ii)   Two (2) Color Printers for Pick Sheets

                           (iii)  Twelve (12) 10' Sections of Powered Zero
                                  Pressure

                           (iv)   Three (3) 10' Sections of Elevated Powered
                                  Belt

                           (v)    Sixteen (16) 10' Sections of Gravity Conveyor

                           (vi)   Ten (10) 10' Sections of Skatewheel Conveyor

                           (vii)  Three (3) Unpowered 60 Deg Curve/Spur

                           (viii) Two (2) Case Counters - Inbnd/Outbnd

                       (b) Ownership of and title to the following items procured by Brown Shoe through the use of Start-Up Costs or other Costs under this Agreement shall reside in Brown Shoe at all times. Under no circumstances or conditions shall Weiss & Neuman be deemed to be the owner of, have title to or have the right to possession of all or any of these items. These items consist of the following:

                           (i)   Six (6) Motor Starters, Fuses, etc.

                           (ii)  Seven (7) Photo Eyes

                           (iii) Three (3) Electro-Mech Relays

                           (iv)  Two (2) Dock Doors/Tracks

                           (v)   Any items not specifically listed in this
                                 Section 9

         Section 10. (a) Brown Shoe shall have the right to terminate this Agreement and the rights of Weiss & Neuman hereunder forthwith by notice in writing to Weiss & Neuman, in accordance with the provisions of Section 1l below, if any payment hereunder is in arrears and Weiss & Neuman fails to pay the same within thirty (30) days after written notice from Brown Shoe calling upon Weiss & Neuman to pay the same.


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                      (b) Brown Shoe shall have the right to terminate this
Agreement and the rights of Weiss & Neuman hereunder upon six (6) months written notice to Weiss & Neuman in any case where Brown Shoe for any reason intends to cease its operations in the Warehouse within ninety (90) days after the end of the said six (6) month notice period.

                      (c) Weiss & Neuman shall have the right to terminate this Agreement at any time upon ninety (90) days' notice to Brown Shoe if at any time Weiss & Neuman shall pay Day-To-Day Handling Costs for any calendar month which in total are in excess of an average of $*** per unit of Merchandise for each unit of Merchandise received by Brown Shoe at its Warehouse dock through its delivery to Weiss & Neuman's carrier at the Warehouse dock.

                      (d) Weiss & Neuman or Brown Shoe, as may be applicable, shall have the right to terminate this Agreement if either party shall cause or permit any material breach of this Agreement and such party shall fail to remedy or cure such material breach within sixty (60) days after written notice from the other party demanding remedy or cure of the same (such notice giving adequate particulars of the alleged material breach and of the intention of such party to terminate this Agreement under this subsection) unless such material breach is cured or remedied in a manner reasonably required by such party within such sixty (60) days, or if the material breach is one which requires more than sixty (60) days to cure, the curing has commenced within such sixty (60) days and thereafter is being diligently pursued.

                      (e) In the event of termination of this Agreement for any reason or cause, Weiss & Neuman shall pay Brown Shoe on or prior to the date of termination all amounts then invoiced by and owing to Brown Shoe by Weiss & Neuman under this Agreement. Following termination of this Agreement for any reason or cause, Brown Shoe may submit invoices to Weiss & Neuman from time to time until all amounts owing to Brown Shoe under this

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]




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Agreement shall have been invoiced and paid and as to such invoices Weiss &
Neuman shall make payment to Brown Shoe within thirty (30) days of the date of invoice.

                      (f) Any termination of this Agreement shall be without prejudice to the rights of either party against the other which may have accrued under this Agreement.

         Section 11. All notices, demands, consents, requests, instructions, approvals and other communications required or permitted by this Agreement shall be in writing and shall be given by personal delivery or by mailing the same, certified mail, return receipt requested, postage prepaid, as designated below, or a party may hereafter by notice given as herein provided designate a different address to which written notice to that party may be given:

                            Brown Shoe Company, Inc.
                              8300 Maryland Avenue
                            St. Louis, Missouri 63105
                           ATTENTION: Robert D. Gibbs
                          Vice President, Distribution
                           Brown Shoe Company Division

                          Weiss & Neuman Stores Company
                                2815 Scott Avenue
                            St. Louis, Missouri 63103
                 ATTENTION: Charlie Kantz, Director of Logistics
                               and Transportation

Any notice personally delivered or mailed by one of the parties shall be deemed given, and shall be effective for all purposes, upon personal delivery or two days after deposit in the mail, if properly addressed and postage has been prepaid.

         Section 12. (a) This Agreement shall be executed in counterparts, and each counterpart shall be deemed to be an original. This Agreement shall become effective when







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counterparts have been executed by and delivered to the parties hereto.

                      (b) Neither party to this Agreement shall assign or transfer this Agreement, its rights, claims, interests, or monies due or to become due hereunder, without the prior written approval of the other party. No assignment shall relieve the assignor of its duties and obligations under this Agreement.

                      (c) This Agreement embodies all understanding between the parties hereto with respect to the subject matter hereof. Any promises, agreements, representations or obligations which may have been previously made or undertaken by any of the parties and not set out herein are canceled and shall be of no further force or effect, and this Agreement shall not be amended or modified in any way, except by a written instrument executed by the parties hereto.

                      (d) No forbearance by any party to require performance of any provision of this Agreement shall waive such provision or the right thereafter to enforce it. No waiver of any breach or default shall waive any subsequent breach or default, or the provision or provisions breached or with respect of which default occurred. No waiver of any kind shall be effective or binding unless it is in writing and is signed by the party claimed to have given, consented to, or suffered it.

                      (e) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and this Agreement shall be construed as if such invalid or illegal term or provision or term or provision incapable of being enforced had not been inserted herein.

                      (f) The validity, construction, and performance and effect of this Agreement shall be governed by and construed under and in accordance with the laws of the State







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of Missouri, without regard to conflict of law provisions, insofar as is legally possible, regardless of the place of execution or performance, and the parties hereby consent to the jurisdiction of the Courts of Missouri.

                      (g) This Agreement shall survive the Closing and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                      (h) Either party to this Agreement who prevails against the other party to this Agreement through court judgment, arbitration award or similar enforcement action shall be paid by such party, and such party shall be liable to pay, any and all costs and expenses, including, but not limited to, reasonable attorneys' fees, which may be paid or incurred by said party in enforcement of its rights under this Agreement against such party or in enforcement of the performance of the obligations of such party.

                      (i) Nothing in this Agreement shall be deemed or construed to constitute the parties a joint venture, partnership, association, unincorporated business, principal and agent, employer and employee, or other separate or similar entity.

                      (j) Neither party to this Agreement shall release confidential information to third parties concerning this Agreement and the business of the other except to the extent such release may be required by law. Confidential information shall be deemed to be information the confidentiality of which is material to the success of either party's business other than information which is, or becomes, through no fault of the other party from the date of this Agreement forward, published or otherwise available to the public. In the event either party shall become required to disclose confidential information, such party agrees to first notify the other





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party, where feasible, so as to permit such party the opportunity in which to oppose the disclosure.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


WEISS & NEUMAN STORES COMPANY             BROWN SHOE COMPANY, INC.


By:  /s/ Stanley K. Tusman                By:  /s/ R. E. Stadler, Jr.
   --------------------------------            --------------------------------
Title: EVP                                Title: Vice President






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                                                                       EXHIBIT A

                                   PERFORMANCE
                                    STANDARDS


Brown Shoe shall perform the function of picking and packing the Merchandise for Weiss & Neuman. The standards of picking and packing will be as follows:

1. Weiss & Neuman will provide Brown Shoe with a listing of stores and the day(s) that the stores are to be shipped.

2. Brown Shoe will pick, pack and ship all allocations that are available within two (2) working days of receipt of allocation.

3. As to holidays and days that Brown Shoe is closed, all stores that would have been shipped for that day will be shipped the following work day, along with all other stores for that day.

[Exhibit B, diagram of space available in warehouse, omitted. The Registrant undertakes to furnish supplementally a copy of such diagram to the Commission upon request.]



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